Exhibit 99.1

        ARADIGM CORPORATION REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

    HAYWARD, Calif., Nov. 1 /PRNewswire-FirstCall/ -- Aradigm Corporation (Nasdaq: ARDM) today announced financial results for the third quarter and nine months ended September 30, 2005.

    The company reported contract revenues for the three months ended September 30, 2005 of $719,000 compared to $6.4 million for the same period in 2004. Contract revenues for the nine months ended September 30, 2005 were $9.6 million compared with $20.1 million for the same period in 2004. This decrease for the three and nine months is due to the closing of the restructured license agreement with Novo Nordisk on the AERx Diabetes Management System in January 2005. Revenues for the nine months ended September 30, 2005, were derived from currently partnered AERx development programs. Total operating expenses for the three months ended September 30, 2005 were $8.8 million compared to $14.6 million for the same period in 2004. For the nine months ended September 30, 2005, total operating expenses were $29.1 million compared with $43.6 million for the same period in 2004. The decrease in operating expenses for the three and nine months is tied to the shifting of manufacturing costs associated with the AERx Diabetes Management System with the closing of the restructured license agreement with Novo Nordisk.

    The company reported net loss for the three months ended September 30, 2005 of $7.7 million, or $0.11 per share, compared with a net loss of $8.2 million, or $0.13 per share, for the same period in 2004. The net loss for the nine months ended September 30, 2005 was $18.5 million, or $0.26 per share, compared with a net loss of $23.4 million, or $0.37 per share, for the same period in 2004. As we previously communicated, the cash used in operations during the first three quarters of 2005 is higher than previous quarters reflecting an increased spending tied to the commercialization efforts on the Intraject Sumatriptan program.

    Capital expenditures for the quarter ended September 30, 2005 were $1.5 million, a majority of which represented scheduled purchases related to Intraject commercial production equipment and validation services.

    As of September 30, 2005, cash, cash equivalents and short-term investments totaled approximately $36.7 million.

    Recent Highlights

    -- In September 2005, the company announced the signing of an intellectual property access agreement with a global pharmaceutical company in the area of smoking cessation. This agreement grants this company access to Aradigm's strong intellectual property position related to an inhalation system that delivers reducing doses of nicotine, as a liquid or powder aerosol, into the bloodstream via the deep lung. Specific financial terms of the agreement were undisclosed.

    -- Last week, the company announced a development and commercialization agreement with United Therapeutics for a liposomal formulation of treprostinil as a treatment of pulmonary arterial hypertension. Treprostinil is an approved and marketed prostacyclin analogue and this partnership will study this formulation for delivery using our AERx System. The agreement contains undisclosed commercial terms including development fees, milestone payments and royalties upon commercialization. The program will be fully funded by United Therapeutics.

    "During the quarter, great progress was made in expanding our AERx pipeline with two significant partnerships and executing key tasks to advance our lead program, Intraject Sumatriptan, towards its targeted commercial launch in 2007," said Dr. Bryan Lawlis, Aradigm's President and CEO. "These AERx collaborations clearly demonstrate the value of the technology itself, the strong surrounding intellectual property and the value of the unique delivery parameters brought to the compound or drug. With our pipeline expanding and programs progressing in clinical development, and with the advancement of liposomal ciprofloxacin in CF infections, Aradigm is pursuing a path towards becoming a product-oriented company."

    Conference Call

    The company will host a conference call and question and answer session today at 4:30 p.m. Eastern Time, 1:30 pm Pacific Time today to discuss these financial results. Dial toll-free 1-877-788-8790 to access the conference call. International callers dial +1-706-679-7281. The event webcast can be found under the investor relations section of the company's website: www.aradigm.com. The webcast and audio replay of the conference call will be available following the call, and can be accessed on www.aradigm.com or by dialing toll-free 1-800-642-1687. International callers should dial +1-706-645-9291. The replay passcode is 1567451#.

    Aradigm develops non-invasive delivery systems to enable patients to comfortably self-administer biopharmaceuticals and small molecules. The company's advanced AERx(R) pulmonary and Intraject(R) needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs focus on neurological disorders, heart disease, respiratory conditions, smoking cessation, and diabetes. More information about Aradigm can be found at www.aradigm.com.

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

    NOTE:  AERx and Intraject are registered trademarks of Aradigm.

     Contact:
     Christopher Keenan
     Aradigm
     510-265-9370

                               ARADIGM CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                  (In thousands, except per share information)
                                   (Unaudited)

                                                 THREE MONTHS ENDED                NINE MONTHS ENDED
                                                      SEPT 30,                          SEPT 30,
                                           ------------------------------    ------------------------------
                                               2005             2004             2005             2004
                                           -------------    -------------    -------------    -------------
Contract revenues -
 From related parties                      $         200    $       5,918    $       7,911    $      19,534
Contract revenues -
 Other                                               519              434            1,734              539
Total Contract revenues                              719            6,352            9,645           20,073

Operating expenses:
Research and
 development                                       6,471           11,407           20,858           34,706
General and
 administrative                                    2,326            3,217            8,274            8,920

    Total operating
     expenses                                      8,797           14,624           29,132           43,626

Loss from operations                              (8,078)          (8,272)         (19,487)         (23,553)

Interest income                                      342               45              980              160
Interest expense                                       8               (3)             (37)             (18)

Net loss                                   $      (7,728)   $      (8,230)   $     (18,544)   $     (23,411)

Basic and diluted net
 loss per share                            $       (0.11)   $       (0.13)   $       (0.26)   $       (0.37)
Shares used in
 computing basic and
 diluted net loss
 per share                                        72,590           63,564           72,484           63,350

                               ARADIGM CORPORATION
                            CONDENSED BALANCE SHEETS
                                 (In thousands)

                                                           Sept 30,      December 31,
                                                             2005            2004
                                                         -------------   -------------
                                                          (Unaudited)          *
                        ASSETS
Current assets:
    Cash, cash equivalents and
     short-term investments                              $      36,724   $      16,763
    Receivables                                                    286              99
    Current portion of notes receivable
     from officers and employees                                    62              67
    Other current assets                                           973           1,602

    Total current assets                                        38,045          18,531
Property and equipment, net                                      9,192          60,555
Noncurrent portion of notes receivable
 from officers and employees                                       162             216
Other assets                                                       550             439

    Total assets                                         $      47,949   $      79,741

     LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
            STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                     $       1,494   $       2,469
    Accrued clinical and cost of other studies                     289             293
    Accrued compensation                                         3,405           2,984
    Deferred revenue                                               270           7,525
    Other accrued liabilities                                      347           1,138

    Total current liabilities                                    5,805          14,409
Noncurrent portion of deferred revenue                              --           3,966
Noncurrent portion of deferred rent                                660           1,943
Redeemable convertible preferred stock                          23,669          23,669
Shareholders' equity                                            17,815          35,754

Total liabilities, redeemable convertible
 preferred stock and shareholders' equity                $      47,949   $      79,741

    * The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

SOURCE  Aradigm Corporation
    -0-                             11/01/2005
    /CONTACT: Christopher Keenan of Aradigm Corporation, +1-510-265-9370/ /Web site: http://www.aradigm.com /
    (ARDM)